Exhibit 10.3

Right Management Consultants, Inc.

1818 Market Street

Philadelphia, PA 19103

December 10, 2003

John Gavin

1612 Claudia Way

North Wales, PA 19454

Dear Mr. Gavin:

This will confirm our understanding concerning the termination of your employment with Right (the “Company”). The Company is involved in discussions with Manpower Inc. (“Manpower”), which would result in a change of control, as that term is defined in your Change of Control Agreement dated August 7, 2002. The date of which the change in control would take place is the date Manpower would appoint a number of new directors to the board of directors of the Company who constitute a majority of the board of directors of the Company (the “Appointment Date”). You have indicated that you would decline an opportunity to be employed with the Company after the Appointment Date.

You and the Company agree that effective on the date you terminate your employment with the Company (the “Termination Date”), which will be after December 31, 2003 and not more than 60 days after the Appointment Date, to the following:

1.	The Company will pay you your unpaid current base salary, including your accrued, but unused vacation time through the Termination Date. The Company will reimburse you for any and all business expenses properly submitted for payment through the Termination Date.

2.	You and the Company acknowledge that you will retain all your vested rights as of the Termination Date in the Company’s 401(k)/retirement plan, and that, as of the Termination Date, notwithstanding any provision in any of the following plans, programs or arrangements to the contrary, you shall be fully vested in all stock options granted to you under the Company’s Stock Option Plan(s) that remain unexercised as of the Termination Date, and fully vested in your accrued benefit under each of the Company’s Nonqualified Deferred Compensation Plan, the Company’s Employee Stock Purchase Plan, the Company’s Supplemental Deferred Compensation Agreement and the Company’s Supplemental Executive Retirement Plan.

Mr. John Gavin

December 10, 2003

3.	Within thirty (30) days of the Termination Date, the Company shall pay you, in a single cash lump sum, subject to required tax withholding, the sum of (i) the amount credited to your bookkeeping account under the Company’s Nonqualified Deferred Compensation Plan, (ii) the amount credited to your bookkeeping account under the Company’s Supplemental Deferred Compensation Agreement and (iii) the present value of your accrued benefit under the Company’s Supplemental Executive Retirement Plan, as determined based on the assumptions stated in Exhibit B, which is incorporated herein by this reference.

4.	The Company shall pay to you an amount of severance pay calculated in accordance with the calculation set forth on Exhibit A, which is incorporated herein by this reference. Such severance pay shall be subject to required tax withholding and will be paid to you in a lump sum within thirty (30) days of the Termination Date. The severance payment, together with any other payments described herein are not expected to result in an “excess parachute payment” such that you would be entitled to a gross up payment as described in your Change of Control agreement with the Company. In the event the payments would constitute an excess parachute payment, you shall also be entitled to a gross up payment as described in your Change of Control Agreement.

5.	The Company shall continue to provide you with the same level of life insurance and health (i.e., medical, vision and dental) coverage as in effect for you on the day immediately preceding the Termination Date for a period of twenty-four (24) months following the Termination Date. In addition, the Company shall continue to provide you with the same level of financial planning and accounting services, reimbursement of country club dues and a Company-provided automobile (comparable to the automobile provided to you by the Company at the date of execution of this Agreement) for a period of twenty-four (24) months following the Termination Date.

6.	The Company shall provide you with outplacement support services for a period of twelve (12) months following the Termination Date.

7.

As of the Termination Date you will have returned to the Company all of its property within your possession or control, with the exception of the Company automobile currently in your possession. Company property includes, but is not limited to, the following: counseling materials, advertising materials, sales information, data processing reports, customer sales analyses, invoices, price lists or information, samples or any other materials or data of any kind furnished to you by the Company or developed by you on behalf of the Company or at the

Mr. John Gavin

December 10, 2003

Company’s direction or for the Company’s use or otherwise in connection with your employment.

8.	Upon the completion of the twenty-four (24) month period following the Termination Date, you shall make your Company-provided automobile available for return to the Company.

9.	You acknowledge and agree that the restrictive covenants contained in Paragraph 9 of your Employment Agreement entered into January 1, 1999, as amended, contain post-employment obligations which you will remain bound by, and that such obligations in their entirety shall remain in full force and effect after the Termination Date.

10.	You acknowledge and agree that the payments and benefits expressly granted to you in this document are all that you are entitled to under any agreement, verbal or otherwise, including but not limited to your Employment Agreement entered into January 1, 1999, and last amended January 1, 2002, and your Change Of Control Agreement entered into August 7, 2002, and you expressly waive any and all claims to any other benefits.

11.	This document constitutes the complete understanding between you and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings and practices, concerning such matters, including, but not limited to, any Company personnel documents, handbooks, or policies and any prior customs or practices of the Company; provided, however, that you remain bound by any confidentiality and other restrictive covenant obligations to which you have previously agreed in accordance with their terms.

12.	As of the Termination Date, you will submit a signed certificate stating that the conditions described herein have been complied with and that you have received all benefits and compensation as described herein.

13.	This document and its interpretation shall be governed and construed in accordance with the laws of Pennsylvania and shall be binding upon the parties hereto and their respective successors and assigns.

14.	All payments to be made hereunder shall be subject to withholding for taxes as may be required by law.

Nothing in this agreement should be construed as an admission of wrongdoing or liability on the part of either the Company or any other individual or entity.

Mr. John Gavin

December 10, 2003

If the foregoing is acceptable, please sign and return this document to me no later than December 10, 2003.

Very truly yours,

RIGHT MANAGEMENT CONSULTANTS, INC.

By:	/s/ Richard Pinola

I agree with and accept the terms contained in this proposal and agree to be bound by them.

Dated this 10th day of December, 2003.

Time:	4:00 p.m.

/s/ John Gavin

John Gavin

Mr. John Gavin

December 10, 2003

Exhibit A – Severance Pay

Severance pay shall equal the sum total of the following two elements:

(1)	An amount equal to the greater of :

(a)	Two times the average of (i) your base salary for 2001 and your bonus earned in 2001 and paid in 2002; (ii) your base salary for 2002 and your bonus earned in 2002 and paid in 2003; and, (iii) your base salary for 2003 and your bonus earned in 2003 and paid in 2004, or

(b)	Two times your base salary for 2003 and bonus earned in 2003 and paid in 2004.

(2)	An amount equal to the greater of:

(a)	The target bonus for year 2004, pro-rated from the start of the fiscal year to the Termination Date; or

(b)	The bonus based on the annualized year to date financial results of the Company, pro-rated to reflect the portion of the year from the start of the fiscal year to the Termination Date.

Mr. John Gavin

December 10, 2003

Exhibit B – Assumptions for Determining Present Value of Payment under Company’s

Supplemental Executive Retirement Plan

•	Age of Participant at Retirement – 65

•	Age of Participant at Death – 83

•	Frequency of Payments – annually

•	Discount Rate – 5-Year United State Treasury Note rate as published on the first day of the month immediately preceding the Termination Date.